Exhibit 99.2

STRONGHOLD ENERGY II HOLDINGS, LLC

Consolidated Financial Statements Unaudited

June 30, 2022 and 2021

STRONGHOLD ENERGY II HOLDINGS, LLC

Table of Contents

Page

Consolidated Financial Statements - Unaudited:

Balance Sheets	1

Statements of Operations	2

Statements of Changes in Members’ Equity	3

Statements of Cash Flows	4

Notes to Consolidated Financial Statements	5

STRONGHOLD ENERGY II HOLDINGS, LLC

Consolidated Balance Sheets - Unaudited

June 30, 2022 and December 31, 2021

(In thousands)

	6/30/2022	12/31/2021
Assets
Current assets:
Cash and cash equivalents	$10,435	5,794
Accounts receivable, net of allowance for doubtful accounts:
Joint interest owners and other	113	111
Oil, natural gas and NGLs	21,457	14,548
Other current assets	4,109	5,559
Total current assets	36,114	26,012
Property, plant and equipment:
Oil and natural gas properties, successful efforts method	278,191	236,979
Accumulated depreciation, depletion, amortization and impairment	(66,199)	(51,434)
Total oil and natural gas properties, net	211,992	185,545
Other property, plant and equipment net	381	432
Total property, plant and equipment, net	212,373	185,977
Noncurrent assets:
Debt costs – net of amortization	486	642
Total noncurrent assets	486	642
Total assets	$248,973	212,631
Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued expenses	$12,651	17,179
Revenue and severance taxes payable	6,614	2,900
Short-term derivative instruments	19,948	11,122
Total current liabilities	39,213	31,201
Noncurrent liabilities:
Borrowings under credit agreement	73,000	67,500
Asset retirement obligation	11,413	10,706
Long-term derivative instruments	10,688	5,047
Total noncurrent liabilities	95,101	83,253
Commitments and contingencies (note 10)
Members’ equity	114,659	98,177
Total liabilities and equity	$248,973	212,631

See accompanying notes to consolidated financial statements.

STRONGHOLD ENERGY II HOLDINGS, LLC

Consolidated Statements of Operations - Unaudited

Three and Six months ended June 30, 2022 and 2021

(In thousands)

	Three Months Ended		Six Months Ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
Revenues:
Oil sales	$43,666	16,758	74,293	28,543
Natural gas sales	6,524	1,782	10,434	3,938
Natural gas liquids sales	6,424	2,196	11,600	4,021
Total revenues	56,614	20,736	96,327	36,502
Operating expenses:
Lease operating expenses	9,334	4,442	16,408	8,905
Transportation and processing costs	1,995	1,216	3,741	2,523
Production taxes	2,769	931	4,631	1,631
Depreciation, depletion and amortization	8,273	5,092	14,845	9,190
General and administrative expenses	1,869	1,519	3,828	3,137
Exploration and abandonment costs	25	197	57	202
Accretion of asset retirement obligations	272	217	543	432
Total operating expenses	24,537	13,614	44,053	26,020
Operating income (loss)	32,077	7,122	52,274	10,482
Other income (expense):
Loss on derivatives	(7,535)	(12,847)	(34,126)	(22,161)
Interest expense	(959)	(457)	(1,721)	(889)
Other income	61	34	66	85
Total other expense	(8,433)	(13,270)	(35,781)	(22,965)
Income tax provision:	—	2	12	2
Net income (loss)	$23,644	(6,150)	16,481	(12,485)

See accompanying notes to consolidated financial statements.

STRONGHOLD ENERGY II HOLDINGS, LLC

Consolidated Statements of Changes in Members’ Equity - Unaudited

Three and Six months ended June 30, 2022 and 2021

(In thousands)

	2022	2021
Beginning Balance January 1, 2021	$98,178	95,208
Net loss	(7,163)	(6,335)
Balance at March 31,	$91,015	88,873
Net income (loss)	23,644	(6,150)
Balance at June 30,	$114,659	82,723

See accompanying notes to consolidated financial statements.

STRONGHOLD ENERGY II HOLDINGS, LLC

Consolidated Statements of Cash Flows - Unaudited

Six months ended June 30, 2022 and 2021

(In thousands)

	Six Months Ended
	6/30/2022	6/30/2021
Cash flows from operating activities:
Net income (loss)	$16,481	(12,485)
Adjustments to reconcile net income (loss) to net cash provided in operating activities:
Depreciation, depletion and amortization	14,845	9,190
Amortization of debt issuance costs	156	115
Exploration and abandonment costs	—	(34)
Accretion of asset retirement obligations	543	432
Unrealized loss on derivatives	14,467	14,467
Loss on divestitures
Changes in operating assets and liabilities:
Accounts receivable	(6,911)	(2,956)
Other current assets	781	(139)
Accounts payable and accrued expenses	4,395	3,221
Revenue and severance taxes payable	3,715	1,034
Net cash provided by operating activities	48,472	12,845
Cash flows from investing activities:
Development of oil and natural gas properties	(49,301)	(16,926)
Purchase of other property and equipment	(30)	(84)
Net cash (used in) investing activities	(49,331)	(17,010)
Cash flows from financing activities:
Borrowings under Credit Agreement	12,500	7,000
Debt costs	—	(100)
Repayments of borrowings under Credit Agreement	(7,000)	—
Net cash provided by (used in) financing activities	5,500	6,900
Net increase (decrease) in cash and cash equivalents	4,641	2,735
Cash and cash equivalents, beginning of period	5,794	1,602
Cash and cash equivalents, end of period	$10,435	4,337
Supplemental disclosure of noncash activities:
Asset retirement obligations, including changes in estimate	$164	—
Additions to oil and natural gas properties – change in capital accruals	(8,254)	4,238

See accompanying notes to consolidated financial statements.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

(1)	Formation and Operations of the Company

Stronghold Energy II Holdings, LLC (Stronghold Energy II) is a Delaware limited liability company formed on December 4, 2017 (Inception) for the purpose of engaging in the acquisition, development, and operation of oil and gas properties in the United States of America. Stronghold Energy II is capitalized by an equity commitment of approximately $150 million from funds affiliated with Warburg Pincus, LLC and the Stronghold Energy II management team, and others (collectively, the Members) through Series A Units contributed as needed to fund oil and natural gas property acquisitions and other working capital needs.

(2)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of Stronghold Energy II Holdings, LLC and its wholly owned subsidiaries, Stronghold Energy II Operating, LLC, Stronghold Energy II Management, LLC, Stronghold Energy II Management Holdings, LLC, Stronghold Energy II Royalties, LP, and Stronghold Energy II Intermediate, LLC (collectively, the Company). All significant intercompany transactions and balances have been eliminated upon consolidation.

(b)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include, among other things, determining oil and gas reserve estimates recoverable in the future, future plugging and abandonment costs and fair values of assets acquired and liabilities assumed. While management believes current estimates are reasonable and appropriate, actual results could differ from those estimates.

(c)	Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains cash balances at financial institutions in the United States of America, which from time to time, may exceed federally insured amounts. The Company has not experienced any losses in such accounts.

(d)	Accounts Receivable

Accounts receivable consist of receivables from joint interest owners on properties the Company operates and crude oil, natural gas and natural gas liquids (“NGLs”) production delivered to purchasers. The purchasers remit payment for production directly to the Company. Most payments are received within three months after the production date. For receivables from joint interest owners, the Company typically has the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. Accounts receivable outstanding longer than the contractual payment terms are considered past due.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

(e)	Oil and Gas Properties

The Company accounts for its investment in oil and gas producing activities using the successful efforts method of accounting. Under this method, costs of productive wells, development dry holes, oil and gas leasehold costs and productive leases are capitalized into appropriate groups of properties based on geographical and geological similarities and amortized on a unit-of-production basis over the life of the remaining related oil and gas reserves. Cost centers for amortization purposes are determined on a field area basis. Proceeds from sales of properties are credited to property costs, and a gain or loss is recognized when a significant portion of an amortization base is sold or abandoned.

Exploratory expenses, including geological and geophysical expenses and delay rentals for unevaluated oil and gas properties, are charged to expense as incurred. Exploratory drilling costs are initially capitalized as unproved property but charged to expense if and when the well is determined not to have found proved oil and gas reserves. The determination of an exploratory well’s ability to produce must be made within one period from the completion of drilling activities. The acquisition costs of unproved acreage are initially capitalized and are carried at cost, net of accumulated impairment provisions, until such leases are transferred to proved properties or charged to exploration expense as impairments of unproved properties.

(f)	Oil and Gas Reserves

The estimates of proved oil and natural gas reserves utilized in the preparation of the consolidated financial statements are estimated in accordance with the guidelines established by the Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB), which require that reserve estimates be prepared under existing economic and operating conditions using a 12-month historical average first of month price with no provision for price and cost escalations in future periods except by contractual arrangements. Reserves for proved developed producing wells were estimated using the evaluation of performance history method. Certain new producing properties with little production history were forecasted using a combination of the evaluation of performance history method and analogy method. Proved undeveloped reserves are identified using the deterministic method and forecasted using the analogy method. The reserve estimates were updated internally at March 31, 2022 to adjust for ownership changes due to acquisitions and divested assets and increased operated production due to well optimization, recompletes and new drills.

Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of a reserve estimate depends on the quality of available geological and engineering data, the precision of and the interpretation of that data, and judgment based on experience and training.

(g)	Depreciation, Depletion & Amortization (DD&A)

The Company computes depletion expense on a unit-of-production method. Capitalized drilling and development costs of producing oil and natural gas properties are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves.

Reserve estimates have a significant impact on the depletion rate. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, that the estimates of future cash inflows, future gross revenues, the amount of oil and natural gas reserves, the remaining estimated lives of oil and natural gas properties, or any combination of the above may be increased or decreased.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

Increases in recoverable economic volumes generally reduce per unit depletion rates while decreases in recoverable economic volumes generally increase per unit depletion rates.

Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets.

(h)	Impairment

Oil and gas properties subject to depletion are assessed for impairment when events or changes in circumstances dictate that the carrying value of those assets may not be recoverable. The Company assesses the impairment of its capitalized costs of oil and gas properties on a field by field basis. The estimated future cash flows expected in connection with the property are compared to the carrying value of the property to determine if the carrying amount is recoverable. If the carrying value of the property exceeds its estimated undiscounted future cash flows, the carrying amount of the property is reduced to its estimated fair value. To the extent that the carrying cost for the affected property exceeds its estimated fair value, the Company makes a provision for impairment of proved properties. If the fair value is revised upward in a future period, the Company does not reverse the prior provision, and continues to carry the property at a net cost that is lower than its estimated fair value. If the fair value is revised downward in a future period, an additional provision for impairment is made in that period. The impairment assessment for unproved properties is affected by factors such as the results of exploration and development activities, commodity price projections, remaining lease terms, and potential shifts in the Company’s business strategy. No impairments of proved properties were recorded for the quarter ended June 30, 2022 and 2021.

Unproved oil and natural gas properties are not subject to depletion, depreciation, or impairment until a determination is made as to the existence of proved reserves. Impairment of individually significant unproved properties is assessed on a property-by-property basis, and impairment of other unproved properties is assessed on an aggregate basis. As exploration work progresses, if reserves on these properties are proved, capitalized costs attributable to the properties will be subject to depreciation and depletion. If the exploration work is unsuccessful or management’s plans change with respect to these properties as a result of economic, operating, or contractual conditions, the capitalized costs of the related properties is expensed in the period in which the determination is made. The timing of any write-downs of these unproved properties, if warranted, depends upon management’s plans, the nature, timing, and extent of planned exploration and development activities and their results. To the extent that the carrying cost of a property exceeds its estimated fair value, the Company makes a provision for impairment of unproved properties and records the provision as abandonments and impairments within exploration costs on its Consolidated Statements of Operations. If the value is revised upward in a future period, the Company does not reverse the prior provision and continues to carry the properties at a net cost that is lower than its estimated value. If the value is revised downward in a future period, an additional provision for impairment is made in that period. For the six months ended June 30, 2022 and 2021 and three months ended June 30, 2022, and 2021 the Company recorded no abandonment costs related to dry hole costs or associated impairment to unproved properties.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

(i)	Other Property, Plant and Equipment

Other property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful life of the asset type. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which generally range between 3 to 15 years. Expenditures for the maintenance and repair of the assets are expensed as incurred and expenditures that significantly improve or extend the useful life of the assets are capitalized and depreciated.

(j)	Environmental Remediation

Various federal, state, and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company’s operations and the costs of its crude oil and gas exploration, development, and production operations. The Company does not anticipate that it will be required in the near future to expend significant amounts due to environmental laws and regulations, and accordingly no reserves have been recorded.

(k)	Asset Retirement Obligations

The Company estimates the present value of the amount it will incur to plug, abandon and remediate its producing properties at the end of their productive lives in accordance with Accounting Standards Codification (ASC) 410, Asset Retirement and Environmental Obligations. The Company computes its liability for asset retirement obligations by calculating the present value of estimated future cash flows related to each property. This requires the Company to use significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of wells and its risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligations.

Under ASC 410, an asset retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties in the accompanying balance sheets which is allocated to expense over the useful life of the asset. Periodic accretion of the discount on asset retirement obligations is recorded as an expense in the accompanying Consolidated Statements of Operations.

(l)	Revenue Recognition

The Company recognizes revenue when a performance obligation is satisfied by the transfer of control over a product to the ultimate customer. Sales of oil, natural gas and natural gas liquids (NGLs) are recognized at the time that control of the product is transferred to the customer and collectability is reasonably assured.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

(m)	Gathering and transportation

We generally sell oil and natural gas under two types of agreements which are common in our industry. Both types of agreements include a transportation charge. One is a net-back arrangement, under which the Company sells oil or natural gas from the Company’s production facilities and collects a price, net of the transportation incurred by the purchaser. In this case, we record sales at the price received from the purchaser, net of the transportation costs. Under the other arrangement, we sell oil or natural gas at a specific delivery point, pay transportation to a third party and receive proceeds from the purchaser with no transportation deduction. In this case, we record the transportation cost as gathering and transportation expense. As such, our computed realized prices, before the impact of derivative financial instruments, include revenues which are reported under two separate bases. Gathering and transportation expenses totaled $3.7 million and $2.5 million for six months ended June 30, 2022 and 2021, respectively and $2.0 million and $1.2 million for three months ended June 30, 2022 and 2021, respectively.

(n)	Overhead reimbursement fees

We have classified fees from overhead charges billed to working interest owners of $406 thousand and $367 thousand for six months ended June 30, 2022 and 2021, respectively and $204 thousand and $182 thousand for the three months ended June 30, 2022 and 2021, respectively, as a reduction of general and administrative expenses and lease operating expenses in the accompanying Consolidated Statement of Operations. We classified our share of these charges as lease operating expense in the amount of $365 thousand and $328 thousand for six months ended June 30, 2022 and 2021, respectively and $183 thousand and $163 thousand for the three months ended June 30, 2022 and 2021, respectively.

(o)	Lease Operating Expenses (LOE)

Lease operating expenses represent field employees’ salaries, salt water disposal, repairs and maintenance, expensed work overs, and other operating expenses. Lease operating expenses are expensed as incurred.

(p)	Sales-Based Taxes

The Company incurs severance tax on the sale of its production. These taxes are reported on a gross basis and are included in production taxes within the accompanying Consolidated Statements of Operations.

(q)	Ad Valorem Taxes

The Company incurs ad valorem tax on the value of its properties. These taxes are included in LOE within the accompanying Consolidated Statements of Operations.

(r)	Income Taxes

Organized as a Limited Liability Company, the Company is considered a flow through entity as U.S. federal income taxes are the responsibility of the members. Accordingly, the Company is generally not subject to the provision for U.S. federal income taxes on its operations as its income and expenses flow through directly to its members and no provision for U.S. federal income taxes has been reflected in these consolidated financial statements. Management believes the Company has no uncertain tax positions as of June 30, 2022 and 2021. However, the Company may be subject to certain state taxes in Texas or other states. As of June 30, 2022 and December 31, 2021, the Company had an immaterial liability in the state of Texas for Texas Margin Tax and no liabilities in any other states.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

(s)	Concentrations of Credit Risk

The Company’s oil and gas operations have a concentration of purchasers in the energy industry. This customer concentration may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the purchasers may be similarly affected by changes in economic or other conditions. As of June 30, 2022 and December 31 2021, the Company did not experience any material credit losses or write-offs of receivables and an allowance for doubtful accounts was not deemed necessary.

For six months ended June 30, 2022 and 2021, the Company had two customers that accounted for 76.49% and 76.12% of its revenue. During the six months ended June 30, 2022, the two customers that accounted for 76.49% of revenue are as follows, 39.92% and 36.58%. During the six months ended June 30, 2021, the two customers that accounted for 76.12% of revenue are as follows, 42.29% and 33.83%. Accounts receivable from these two customers totaled $16.3 million at June 30, 2022 and $6.2 million at June 30, 2021.

During the three months ended June 30, 2022, the Company had two customers that accounted for 76.46% of its revenue and two customers in the three months ended June 30, 2021 that accounted for 79.01%. During three months ended June 30, 2022, the two customers that accounted for 76.46% of revenue are as follows, 38.27% and 38.20%. During the three months ended June 30, 2021, the two customers that accounted for 79.01% of revenue are as follows, 40.40% and 38.61%. Accounts receivable from these two customers totaled $16.3 million at June 30, 2022 and $6.2 million at June, 2021.

(t)	Fair Value of Financial instruments

In accordance with the reporting requirements of ASC 825, Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to financial statements when the fair value is different than the carrying value of those financial instruments. The guidance states that the fair value of financial instruments is determined at discrete points in time based on relevant market information. Such estimates involve uncertainties and cannot be determined with precision. The estimated fair value of cash and cash equivalents, accounts receivable and accounts payable approximate the carrying amounts due to the relatively short maturity of these instruments. None of these instruments are held for trading purposes.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

(3)	Revenue from Contracts with Customers

Revenue is measured based on considerations specified in contracts with customers, excluding any sales incentives or amounts collected on behalf of third parties. The Company recognizes revenue when a performance obligation is satisfied by the transfer of control over a product to the ultimate customer. Sales of oil, natural gas and natural gas liquids (NGLs) are recognized at the time that control of the product is transferred to the customer and collectability is reasonably assured. Generally, the pricing provisions in the Company’s contracts are tied to a market index, with certain adjustments based on, among other factors, whether a well delivers to a gathering or transmission line, the quality of the oil or natural gas, and prevailing supply and demand conditions. As a result, the prices of the Company’s oil, natural gas and NGLs fluctuate to remain competitive with other available oil, natural gas and NGLs supplies. Certain of the Company’s contracts for the sale of commodities contain embedded derivatives. The Company has elected to utilize the normal purchases and normal sales scope exception as provided by ASC Topic 815, Derivatives and Hedging. The Company reports revenues disaggregated by product on its Consolidated Statements of Operations.

(a)	Oil Sales

Oil production is sold at the production facilities and the Company collects an agreed-upon index price, net of pricing differentials. In this scenario, revenue is recognized when control transfers to the purchaser at the wellhead at the net price received by the Company.

(b)	Natural Gas and NGLs Sales

Under the Company’s natural gas processing contracts, it delivers natural gas to a midstream processing company at the meter or the inlet of the midstream processing company’s system. The midstream processing company gathers and processes the natural gas and remits proceeds to the Company for the resulting natural gas and NGLs sales. In these scenarios, the Company evaluates whether it is the principal or the agent in the transaction, which includes considerations of product redelivery, take-in-kind rights and risk of loss. For those contracts where the Company has concluded that control of the product transfers at the tailgate of the plant, meaning that the Company is the principal and the ultimate third party is its customer, the Company recognizes revenue on a gross basis, with transportation and processing fees presented as Transportation and processing costs on the Company’s consolidated statements of operations. Alternatively, for those contracts where the Company has concluded control of the product transfers at the inlet of the plant, meaning that the Company is the agent and the midstream processing company is the Company’s customer, the Company recognizes natural gas and NGLs sales based on the net amount of proceeds received from the midstream processing company. The Company also determined that losses associated with shrinkage and line loss (“FL&U”) occur prior to the change in control. As a result, natural gas and NGLs sales are presented net of FL&U costs.

(c)	Transaction Price Allocated to Remaining Performance Obligations

A significant number of the Company’s product sales are short-term in nature, with a contract term of one year or less. For these contracts, the Company has utilized the practical expedient in ASC 606-10-50-14, which exempts the Company from the requirements to disclose the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

For the Company’s product sales that have a contract term greater than one year, the Company has utilized the practical expedient in ASC 606-10-50-14(a), which states the Company is not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under these contracts, each unit of product generally represents a separate performance obligation; therefore, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

(d)	Contract Balances

Under the Company’s product sales contracts, the Company invoices customers once performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities under ASC 606.

(e)	Prior-Period Performance Obligations

The Company records revenue in the month production is delivered to the purchaser. Settlement statements for certain natural gas and NGLs sales, however, may not be received for 30 to 90 days after the date production is delivered, and as a result the Company is required to estimate the amount of production delivered to the purchaser and the price that will be received for the sale of the product. In these situations, the Company records the differences between its estimates and the actual amounts received for product sales in the month that payment is received from the purchaser. Any identified differences between the Company’s revenue estimates and actual revenue received have historically been insignificant. For the six months ended June 30, 2022 and 2021 and three months ended June 30, 2022 and 2021, revenue recognized in the reporting period related to performance obligations satisfied in prior reporting periods was not material.

(4)	Derivative Financial Instruments

The Company’s revenue is derived from sale of oil and gas production. Accordingly, the Company is exposed to the risks associated with the volatility of oil and gas prices. The Company has established a hedging program to hedge its expected oil and gas revenue against price volatility.

The Company accounts for derivatives in accordance with FASB ASC Topic 815, Accounting for Derivative Instruments and Hedging Activity (as amended). Currently, the Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in fair value of its derivative instruments in the Consolidated Statements of Operations as they occur. Commodity hedging instruments may take the form of collars, swaps, or other derivatives indexed to the New York Mercantile Exchange (NYMEX) or other commodity price indexes. Such derivative instruments will not exceed anticipated production volumes, are expected to have a reasonable correlation between price movements in the futures market and the spot markets where the Company’s production is sold, and are authorized by management. Derivatives are expected to be realized as related production occurs, but may be terminated earlier if anticipated downward price movement occurs or if the Company believes the potential for such movement has abated.

The Company records its derivative activities at fair value. Gains and losses from commodity derivative contracts are included in realized and unrealized gain (loss) on commodity price hedging contracts in the Consolidated Statements of Operations. The fair values of derivative instruments reported in the Company’s balance sheets are subject to netting arrangements and qualify for net presentation.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

The following tables reflect the Company’s open commodity derivative contracts at June 30, 2022.The associated volumes use NYMEX WTI and NYMEX Henry Hub reference pricing, except for the basis differential hedges which use the relevant basis differential. Weighted average strike prices are shown.

	Oil Hedges (WTI)
	2022	2023	2024
3-way collars:
Hedged volume (BBL)	182,699	66,061	—
WA ceiling (call strike price)	$62.02	80.05	—
WA floor (long put/short put strike price)	$50/$40	$55/$45	—
Net premium ($/BBL)	—	—	—

Costless collars:
Hedged volume (BBL)	206,749	487,622	201,350
Ceiling (call strike price)	$67.96	62.94	83.03
Floor (long put strike price)	54.05	52.16	65.00

	Oil Hedges (basis differential)
	2022	2023
Mid/cush basis differential:
Hedged volume	148,439	245,041
WA swap strike price	$0.34	0.19

WTI/WTS basis differential:
Hedged volume	170,929	—
WA swap strike price	$(0.81)	—

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

	Gas Hedges (Henry Hub)
	2022	2023
Swaps:
Hedged volume (MMbtu)	77,895	175,421
Swap price	$2.51	2.40

3-way collars:
Hedged volume (MMbtu)	509,934	—
Ceiling (call strike price)	$3.25	—
Floor (long put/short put strike price)	$2.50/$2.20	—
Net premium ($/MMbtu)	(0.026)	—

Costless collars:
Hedged volume (MMbtu)	264,999	1,164,264
WA ceiling (call strike price)	$3.36	2.60
WA floor (long put strike price)	2.87	2.25

	Gas Hedges (basis differential)
	2022	2023
Waha basis:
Hedged volume (MMbtu)	1,033,984	1,339,685
WA swap strike price	$(0.57)	(0.55)

The Company has chosen to not designate the swaps as “hedges” and therefore they do not qualify for hedge accounting treatment under ASC Topic 815. The Company has recorded the contracts at fair value with the related gains and losses recorded as “gain on oil and gas derivatives, net”.

During the six months end June 30, 2022, and 2021 respectively, the Company recognized $14.5 million and $14.5 million of unrealized losses from derivative instruments and for the three months ended June 30, 2022, and 2021 respectively, the Company recognized $4.1 million of unrealized gain and $8.3 million, of unrealized losses from derivative instruments.

Additionally, the Company recognized a current liability totaling $19.9 million in June 30, 2022 and $11.1 million as of December 31, 2021 and a noncurrent liability totaling $10.7 million and $5 million related to the estimated fair value of the derivative instruments as of June 30, 2022 and December 31, 2021, respectively. As of June 30, 2022, the fair market value of our oil and natural gas derivative contracts was a net liability of $30.6 million, including net deferred premium payables of $13.3 thousand. The deferred premium payable is a fixed amount and is not marked to fair market value.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

The following table sets forth the cash settlements and noncash fair value adjustments for commodity derivative instruments for the six months ended June 30, 2022 and 2021 and three months ended June 30, 2022 and 2021, respectively, which is presented as realized and unrealized gain (loss) on commodity price hedging contracts in the accompanying Consolidated Statements of Operations (in thousands):

	Six Months Ended
	June 30,
	2022	2021
Oil and gas derivatives:
Cash receipts (payments), upon settlement, net	$(19,659)	(7,694)
Fair value adjustment gain (loss)	(14,467)	(14,467)
Realized and unrealized (loss) on commodity price hedging	$(34,126)	(22,161)

	Three Months Ended
	June 30,
	2022	2021
Oil and gas derivatives:
Cash receipts (payments), upon settlement, net	$(11,592)	(4,533)
Fair value adjustment gain (loss)	4,057	(8,314)
Realized and unrealized (loss) on commodity price hedging	$(7,535)	(12,847)

Offsetting of Derivative Assets and Liabilities

The Company has agreements in place with its counterparty that allow for the financial right of offset for derivative assets and liabilities at settlement or in the event of default under the agreements. Additionally, the Company maintains an account with its broker to facilitate financial derivative transactions in support of its risk management activities. Based on the value of the positions in these accounts and the associated margin requirements, the Company may be required to deposit cash into this broker account. The following table presents the Company’s net exposure from its offsetting derivative asset and liability positions, as well as option premiums payable and receivable as of the reporting dates indicated (in thousands):

	Gross amount		Cash collateral
	presented on	Netting	posted
	balance sheet	adjustments	(received)	Net exposure
June 30, 2022:
Derivative assets with right of offset or master netting agreements	$5,338	(5,338)	—	—
Derivative liabilities with right of offset or master netting agreements	(35,974)	5,338	—	(30,636)

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

	Gross amount		Cash collateral
	presented on	Netting	posted
	balance sheet	adjustments	(received)	Net exposure
December 31, 2021:
Derivative assets with right of offset or master netting agreements	$4,444	(4,444)	—	—
Derivative liabilities with right of offset or master netting agreements	(20,613)	4,444	—	(16,169)

(5)	Borrowings on Credit Agreement

On January 29, 2019, the Company entered into a Credit Agreement with Wells Fargo Bank and Royal Bank of Canada (Lenders) with an initial borrowing base of $95 million secured by oil and gas properties. All commodity hedging agreements are with certain of the lenders under the Credit Agreement, or affiliates thereof, and are secured under the provisions of the Credit Agreement. After the Company divested its Ector and Winkler County assets, the borrowing base was reduced to $67 million and remained at $67 million at December 31, 2019. The Company had another redetermination in May 2020 that reduced the borrowing base from $67 million to $52 million. In September of 2021, the borrowing base was increased to $92 million. As of December 31, 2021, the Company had $24.5 million available under the $92 million borrowing base with $67.5 million of principal outstanding and was in compliance with all financial covenants. As of March 31, 2022, the Company had $12 million available under the $92 million borrowing base with $80 million of principal outstanding and was in compliance with all financial covenants. At the end of June 30, 2022, the Company had $19 million available under the $92 million borrowing base with $73 million of principal outstanding and was in compliance with all financial covenants. In the event the borrowing base is redetermined to an amount less than the balance outstanding then the Company can repay the deficiency over a period of up to six months, among other options.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

Interest is based on LIBOR, plus an additional margin based on the Company’s borrowing base utilization rate (3.25%at June 30, 2022 and 2021, respectively). The borrowing base utilization rate and base rate are adjusted when interest payments are due under each advance determined by the origination date of the revolving loan. Interest is calculated on a daily basis on outstanding advances over a 360 day year.

The borrowing base is subject to at least semi-annual redeterminations.

(6)	Property, Plant and Equipment

Property, plant and equipment includes the following (in thousands):

	June 30,	December 31,
	2022	2021
Oil and natural gas properties:
Subject to depletion	$265,885	217,038
Not subject to depletion	12,306	19,941
Oil and natural gas properties, successful efforts method	278,191	236,979
Less accumulated depletion	(66,199)	(51,434)
Total oil and gas properties, net	211,992	185,545
Other property, plant and equipment	1,779	1,749
Less accumulated depreciation	(1,398)	(1,317)
Other property, plant and equipment, net	381	432
Total property, plant and equipment, net	$212,373	185,977

Costs subject to depletion are proved costs and costs not subject to depletion are unproved costs and current drilling projects. At June 30, 2022 and December 31, 2021 respectively, the Company had excluded $12.3 million and $19.9 million of capitalized costs from depletion.

As the Company’s exploration and development work progresses and the reserves on the Company’s properties are proven, capitalized costs attributed to the properties and mineral interests are subject to being depleted. Depletion of capitalized costs is provided using the units-of-production method based on proved oil and natural gas reserves related to the associated reservoir. Depletion expense on capitalized oil and natural gas properties was $14.8 million and $8.9 million for six months ended June 30, 2022 and 2021, respectively. Depletion expense on capitalized oil and natural gas properties was $8.2 million and $5.0 million for three months ended June 30, 2022 and 2021, respectively. The Company had no exploratory wells in progress at June 30, 2022 or December 31, 2021, respectively.

Costs not subject to depletion primarily include leasehold costs, broker and legal expenses and capitalized internal costs associated with developing oil and natural gas prospects on these properties. Leasehold costs are transferred into costs subject to depletion on an ongoing basis as these properties are evaluated and proved reserves are established.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

Costs not subject to depletion also include costs associated with development wells in progress or awaiting completion at period-end. These costs are transferred into costs subject to depletion on an ongoing basis as these wells are completed and proved reserves are established or confirmed. These costs totaled $6.2 million and $13.2 million at June 30, 2022 and December 31, 2021, respectively.

(7)	Asset Retirement Obligations

The Company recognizes the fair value of its asset retirement obligations related to the plugging, abandonment, and remediation of oil and gas producing properties. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the related long-lived assets. The significant unobservable inputs to this fair value measurement include estimates of plugging, abandonment and remediation costs and well life. The inputs are calculated based on historical data as well as current estimated costs. An ongoing accretion expense is recognized for changes in the value of the liability as a result of the passage of time.

The following table summarizes the changes in the Company's asset retirement obligations for the six months ended June 30, 2022 (in thousands).

2022
Asset retirement obligations, beginning of year	$10,706
Revisions of estimates	—
Liabilities incurred during period	164
Liabilities settled through P&A	—
Dispositions of wells	—
Accretion expense	543
Asset retirement obligations, end of year	$11,413

(8)	Fair Value Measurements

The Company uses a valuation framework based upon inputs that market participants use in pricing an asset or liability, which are classified into two categories: observable inputs and unobservable inputs. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a Company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. These two types of inputs are further divided into the following fair value input hierarchy:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

Assets and Liabilities Measured at Fair Value on a Recurring Basis Derivative instruments – The fair market values of the derivative financial instruments reflected in the balance sheets were based on market quotes. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The fair value input hierarchy level to which an asset or liability measurement falls is determined based on the lowest-level input that is significant to the measurement in its entirety. The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2022 and December 31, 2021 for each of the fair value hierarchy levels, including deferred premiums to be settled upon expiration of the contract (in thousands):

	Fair value measurements
	as of June 30, 2022
	(Level 1)	(Level 2)	(Level 3)	2022 Total
Liability – current:
Derivative option contracts	$—	(19,948)	—	(19,948)
Total liability – current	$—	(19,948)	—	(19,948)
Liability – noncurrent:
Derivative option contracts	$—	(10,688)	—	(10,688)
Total liability – noncurrent	$—	(10,688)	—	(10,688)

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

	Fair value measurements
	as of December 31, 2021
	(Level 1)	(Level 2)	(Level 3)	2021 Total
Liability – current:
Derivative option contracts	$—	(11,122)	—	(11,122)
Total liability – current	$—	(11,122)	—	(11,122)
Liability – noncurrent:
Derivative option contracts	$—	(5,047)	—	(5,047)
Total liability – noncurrent	$—	(5,047)	—	(5,047)

The Company’s nonfinancial assets and liabilities that are initially measured at fair value are comprised primarily of assets acquired in business combinations and asset retirement costs and obligations. These assets and liabilities are recorded at fair value when acquired/incurred but not-measured at fair value in subsequent periods.

(9)	Members’ Equity

Contributed Capital – Series A Units

Pursuant to the Company’s Amended and Restated Limited Liability Company Agreement (the LLC Agreement), the Company is authorized to issue as many Series A Units as needed up to the committed amounts, subject to the approval of the Board of Directors and Requisite Investor Approval. The holders of Series A Units will (i) share in each item of Company income, gain, loss, deduction and credit, (ii) be entitled to participate in distributions, and (iii) be entitled to other voting and participating rights as applicable.

Series A Units issued totaled 14,339,689 as of June 30, 2022 and December 31, 2021.

Incentive Units – Series B, C, and D Units

The Company has issued management incentive units (“Series B, C, and D Units”) to certain employees and other individuals. The Series B, C, and D Units have no voting rights and participate only in distributions upon requisite financial thresholds being met, after the Series A Shareholders have recovered their investment and a related percentage return on investment. Compensation expense for these awards will be recognized when all performance, market, and service conditions are probable of being satisfied (in general, upon a liquidating event). Accordingly, no value was assigned to the Series B, C, and D Units when issued.

The Agreement authorizes up to 10,000,000 nonvoting Series B, C, and D Units (10,000,000 per series) which are granted with an assigned participation level.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

Granted Series B, C, and D Units generally vest 15% on the date of grant of such interests and an additional 15% on each of the first, second, third, and fourth annual grant-date anniversaries and the remaining unvested Units vest upon consummation of a Final Exit Event. However, there are provisions in the Agreement for vesting 100% upon an early liquidation and partial vesting in the event that an employee is terminated due to death or disability. All vested Series B, C, and D Units shall be forfeited for no consideration if employment is terminated for cause. All unvested Series B, C, and D Units shall be forfeited upon termination of employment for any reason.

The Company has the right, but ncment is terminated for any reason. If employment is terminated without cause, the repurchase price of the Series B, C, and D Units is based on the fair market value of the units, as defined in the Agreement.

The following table presents the activity for Series B, C, and D Units outstanding:

	Series B	Series C	Series D
Outstanding – December 31, 2020	7,222,500	7,222,500	7,222,500
Granted	2,450,000	2,450,000	2,450,000
Forfeited	(285,500)	(285,500)	(285,500)
Outstanding – December 31, 2021	9,387,000	9,387,000	9,387,000
Granted	—	—	—
Forfeited	—	—	—
Outstanding – June 30, 2022	9,387,000	9,387,000	9,387,000
Vested	5,393,175	5,393,175	5,393,175

For financial reporting purposes, no related compensation expense has been recorded for the periods ended June 30, 2022 or 2021.

(10)	Commitments and Contingencies

As of June 30, 2022 and 2021, the Company was not a party to any known lawsuits or claims which might be reasonably expected to result in material loss exposure to the Company. However, from time to time, the Company is involved in other legal and administrative proceedings in the ordinary course of business. Management believes that the amount of ultimate liability allocable to the Company, if any, with respect to these matters will not have a material impact on the financial position, results of operations or cash flows of the Company.

In addition, there were no known environmental or other regulatory matters related to the Company’s operations that were reasonably expected to result in a material liability to the Company. Compliance with environmental laws and regulations has not had, and is not expected to have, a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

STRONGHOLD ENERGY II HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

(11)	Subsequent Events

 The Company has evaluated subsequent events through August 29, 2022 which is the date these consolidated financial statements were available to be issued. On July 1, 2022, the Company, entered into a purchase and sale agreement (the “Purchase Agreement”) with Ring Energy, Inc. (NYSE American: REI). The Purchase Agreement provides that Ring Energy, Inc. will acquire the Company’s interests in oil and gas leases and related property located in the Central Basin Platform of Texas for a purchase price (the “Purchase Price”) of approximately $465 million, of which $215 million will be in cash, $20 million in assumed derivative liabilities, and the remainder will be in the form of stock consideration which is expected to consist of (i) 21,339,986 shares of common stock and (ii) 153,176 shares of newly created Series A Convertible Preferred Stock. Each share of Preferred Stock is automatically convertible into 277.7778 shares of common stock upon stockholder approval of the conversion. The Purchase Price is subject to customary purchase price adjustments with an effective date of June 1, 2022.